EX-21
            SUBSIDIARIES OF THE REGISTRANT

                 SUBSIDIARIES OF THE REGISTRANT

GameZnFlix Racing and Merchandising, Inc. (formerly known as AmCorp Group, Inc.), a Nevada corporation

Naturally Safe Technologies, Inc., a Nevada corporation

Veegeez.com, LLC, a California limited liability company